Exhibit 99.1

Contact:

Tanya Coventry-Strader	Shannon Hermann
314-423-8000 ext. 5293	314-423-8000 ext. 5379
TanyaCo@buildabear.com	ShannonH@buildabear.com

Build-A-Bear Workshop, Inc. Names Voin Todorovic

Chief Financial Officer

ST. LOUIS (Sept. 15, 2014) Build-A-Bear Workshop, Inc. (NYSE: BBW) today announced the appointment of Voin Todorovic as the company’s new Chief Financial Officer, effective Sept. 15, 2014. As Chief Financial Officer, Todorovic will be responsible for global finance, accounting, tax, capital management and investor relations. He will report to the Chief Executive Officer of Build-A-Bear Workshop®, Inc., Sharon John.

"Voin has a solid background in linking financial goals and business objectives. I am excited to have him join the team as we continue to evolve our business model to leverage the strength of the Build-A-Bear brand to drive toward the Company’s stated objectives of sustainable, profitable growth,” said John.

Todorovic was most recently employed at Wolverine World Wide, Inc., a leading global footwear and apparel company, as the head of finance and operations for its Lifestyle Group which includes a portfolio of iconic brands such as Sperry Top-Sider®, Hush Puppies®, Keds®, and Stride Rite®. Prior to his tenure at Wolverine World Wide he held positions of increasing responsibility at Payless Shoe Source and Collective Brands. Todorovic completed his MBA and undergraduate studies at Missouri State University.

Todorovic will assume the Chief Financial Officer responsibilities from Tina Klocke, who had been serving as both the Company’s Chief Financial Officer and Chief Operating Officer. In conjunction, Build-A-Bear Workshop, Inc. is announcing Klocke’s intent to leave the company to pursue her interests in the not-for-profit business sector. Klocke will remain with the company through the first quarter of 2015 and will retain her position as Chief Operating Officer during this time.

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About Build-A-Bear Workshop, Inc.

Founded in St. Louis in 1997, Build-A-Bear Workshop, Inc. is the only global company that offers an interactive make-your-own stuffed animal retail-entertainment experience. There are approximately 400 Build-A-Bear Workshop stores worldwide, including company-owned stores in the U.S., Puerto Rico, Canada, the United Kingdom and Ireland, and franchise stores in Europe, Asia, Australia, Africa, the Middle East, and Mexico. The Company was named to the FORTUNE 100 Best Companies to Work For® list for the sixth year in a row in 2014. Build-A-Bear Workshop (NYSE: BBW) posted total revenue of $379.1 million in fiscal 2013. For more information, call 888.560.BEAR (2327) or visit the Investor Relations section of its Web site at buildabear.com®.

Trademarks

We would like to thank you for your interest in covering our business. As you write your story, we would ask that you use our full name: Build-A-Bear Workshop® and that when referencing the process of making stuffed animals you use the word “make” not “build.”

Build-A-Bear Workshop is our well-known trade name and our registered trademark of Build-A-Bear Retail Management, Inc. Build-A-Bear Workshop® should only be used in capital letters to refer to our products and services and should not be used as a verb.